EXHIBIT 10.1

REPLIGEN CORPORATION

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS’ COMPENSATION POLICY

Cash Fees

Annual Retainer:

Annual Retainer
Board of Directors (the “Board”)
Each Non-Employee Member of the Board	$55,000
Additional Retainer for the Chairperson	$95,000

Audit Committee
Committee Chairperson	$30,000
Other Committee Members	$10,000

Compensation Committee
Committee Chairperson	$20,000
Other Committee Members	$10,000

Nominating and Corporate Governance Committee
Committee Chairperson	$16,000
Other Committee Members	$5,000

The Annual Retainer will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as Annual Retainer shall be annualized, meaning that for non-employee directors who join the Board during the calendar year, such amounts shall be pro rated based on the number of calendar days served by such director.

Per Meeting fees:

None, unless otherwise specifically duly approved by the Board or any committee thereof hereafter.

Equity

Initial Equity Grant for a Non-Employee Director:

On the effective date of a new director’s appointment or first election to the Board, such new director shall receive an option to purchase shares of Common Stock with an aggregate value of $150,000 on the date he or she joins the Board (the “Initial Award”). The “strike price” for the Initial Award shall be the Closing Price. The Initial Award shall vest annually in three equal installments on the first, second and third anniversary of the date of grant, provided that if a new director is first elected to the Board at an annual meeting of stockholders, then each vesting date in respect of such Initial Award shall be on such anniversary of the date of grant or the date of the annual meeting of stockholders during such year, whichever is earlier, subject in all cases to service on the Board on such date.

Annual Equity Grant for each Non-Employee Director:

Each non-employee director reelected to the Board at any annual meeting of stockholders shall receive an award of a stock option to purchase shares of Common Stock and an award of restricted stock units on such date (collectively, the “Annual Award”).

The stock option to be granted in the Annual Award (i) to the Chairperson of the Board shall have an aggregate value of $92,500 and (ii) to all other non-employee directors shall each have an aggregate value of $67,500. The number of shares subject to each such stock option shall be determined by the Company using a Black Scholes methodology and its customary assumptions therefor.

The number of restricted stock units to be granted in the Annual Award (i) to the Chairperson of the Board shall $92,500 divided by the Closing Price and (ii) to all other non-employee directors shall each be equal to shall be equal to $67,500 divided by the Closing Price.

Each Annual Award shall be fully vested on the anniversary of the date of grant or the date of the next annual meeting of stockholders, whichever is earlier, subject to service on the Board on such date.

Sale Event Acceleration

In the event of a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan), the equity retainer awards, including the Initial Award and each Annual Award, granted to non-employee directors pursuant to this policy shall become 100% vested and exercisable or nonforfeitable immediately prior to such Sale Event.

Definitions

“Closing Price” shall mean the reported closing price of Repligen Corporation’s Common Stock on the Nasdaq Global Market on any grant date, or the preceding business date if there are no market quotations on such date.

“Common Stock” shall mean the common stock of Repligen Corporation, par value $0.01 per share.

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ADOPTED BY THE BOARD OF DIRECTORS on February 26, 2020.